Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
October 18, 2005	Bo Piela	Sally Curley
	617-768-6579	617-768-6140

Genzyme Delivers Strong Third-Quarter Results

CAMBRIDGE, MA—Genzyme Corp. (Nasdaq: GENZ) announced today that revenue increased 24 percent in the third quarter of 2005 to $708.1 million, up from $569.2 million in the same quarter a year earlier.  Revenue growth was driven by increases in all product areas.

GAAP net income was $115.7 million, or $0.43 per diluted share, compared with GAAP net income of $97.8 million, or $0.41 per diluted share, in the third quarter last year.

Non-GAAP net income increased 38 percent to $160.5 million, or $0.61 per diluted share, up from $115.9 million, or $0.49 per diluted share, in the third quarter a year ago.  Non-GAAP net income excludes pre-tax charges of $50.8 million for amortization and $12.7 million to write off in-process research and development acquired from Bone Care International Inc., along with the dilutive effect of contingent convertible debt.

“We are having an excellent year,” said Henri A. Termeer, Genzyme’s chairman and chief executive officer.  “The commitment we’ve made to invest in the company and to diversify is clearly making an impact.  We are delivering outstanding financial results consistently from quarter to quarter, while at the same time building a platform for future growth by investing in our broad research and development pipeline, expanding our global infrastructure, and acquiring new products.”

Genzyme’s gross margin grew to 78 percent of revenue from 73 percent in the third quarter a year ago, driven by margin improvements across the company’s business areas.  Increased margins for Synvisc® (hylan G-F 20) resulting from the acquisition of U.S. sales rights contributed significantly to the overall margin improvement, as did greater utilization of manufacturing facilities.  Genzyme continues to invest in the global infrastructure that is enabling it to capture the full value of its products.  Last month, the company opened a new bio-manufacturing plant in Belgium for the production of monoclonal antibodies and proteins, and it completed the expansion of manufacturing centers in Ireland and the United Kingdom.  Genzyme has also completed the expansion of its Allston Landing facility, where it has increased capacity by 50 percent to manufacture Myozyme® (alglucosidase alfa) in anticipation of commercial launch next year.

During the third quarter, Genzyme generated approximately $330 million in cash from operations and stock option exercises and recorded capital expenditures of $52 million.  The company also completed the Bone Care acquisition for $600 million in net cash and marketable securities and repaid approximately $350 million in debt associated with this purchase drawn on its equity line of credit.  Genzyme ended the quarter with approximately $950 million in cash and marketable securities.

Product Sales

Within the Renal area, revenue for Renagel® (sevelamer hydrochloride), a phosphate binder for patients with end-stage renal disease on hemodialysis, was $106.9 million, an increase of 15 percent from $93.3 million in the same quarter last year.  Renagel revenue includes product sales, royalties and sales of bulk sevelamer.

(more)

In July, Genzyme reported results from its Dialysis Clinical Outcomes Revisited (D-COR) study.  The study compared the difference in mortality and morbidity outcomes for patients receiving Renagel with those using calcium-based phosphate binders.  Results from the D-COR trial will be presented Nov. 10 and 11 at the American Society of Nephrology annual meeting and Nov. 15 at the American Heart Association annual meeting.  Genzyme expects to publish the study’s findings in a peer-reviewed medical journal.  The company also anticipates releasing next year additional hospitalization data from the study, along with an economic analysis of this data, as it becomes available through the Centers for Medicare and Medicaid Services database.

Renagel is currently positioned favorably on the formularies of many of the major Part D prescription drug plans available to Medicare beneficiaries.  U.S. patients taking Renagel will be eligible for coverage under these new plans beginning in 2006, which is expected to provide important support for the product’s growth over the coming years.

Third-quarter prescriptions for Hectorol® (doxercalciferol) were on track with expectations.  Sales in the quarter were $14.1 million, as Genzyme reduced product inventory levels following the acquisition of Bone Care International on July 1, 2005.  Genzyme is working to establish inventory management arrangements with wholesale distributors of Hectorol as it has done with Renagel wholesalers.   Hectorol is a line of vitamin D2 products approved to treat secondary hyperparathyroidism in patients on dialysis and those with earlier stages of chronic kidney disease.  By combining the Hectorol and Renagel sales organizations, Genzyme increased its U.S. renal sales force substantially and extended its reach within both the end-stage renal disease and chronic kidney disease markets.

Within the Therapeutics area, sales of Fabrazyme® (agalsidase beta) enzyme replacement therapy for Fabry disease grew 36 percent to $79.1 million from $58.0 million in last year’s third quarter.  The European Commission recently approved an expansion of Fabrazyme’s label to include evidence of clinical efficacy from the Phase 4 study, further distinguishing the product in a competitive market.  Genzyme is seeking to add similar claims to the product’s U.S. label.

Sales of Cerezyme® (imiglucerase for injection) enzyme replacement therapy for Type 1 Gaucher disease were $238.3 million compared with $208.4 million in the same period a year ago, an increase of 14 percent.  Cerezyme is a maturing product whose sales represent an increasingly smaller proportion of Genzyme’s overall revenue.  There are currently more than 4,500 patients receiving Cerezyme worldwide, with the largest number of new patients coming through Genzyme’s International Charitable Access Program.

Sales of Aldurazyme®  (laronidase) enzyme replacement therapy for patients with MPS I were $20.1 million in the third quarter, compared with $10.3 million in the same quarter last year.  Aldurazyme is marketed through a joint venture with BioMarin Pharmaceutical Inc., so product sales are not reflected in Genzyme’s revenue.

Sales of Thyrogen®  (thyrotropin alfa for injection) increased 20 percent to $18.5 million in the third quarter from $15.4 million a year earlier.  The U.S. Food and Drug Administration has confirmed that the application for Thyrogen’s use in thyroid remnant ablation procedures is approvable.  Genzyme is working to meet the FDA’s conditions for approval, which is expected in the second half of 2006.  This indication was added to the product’s European label earlier this year.

Within the Biosurgery area, Synvisc revenue was $57.7 million, more than double revenue of $24.6 million in the third quarter last year.  This increase includes the impact of Genzyme’s acquisition of sales rights for the product in the United States and five additional European countries.  Synvisc is a leading viscosupplementation product for the treatment of knee pain due to osteoarthritis.  The worldwide market for Synvisc is broad and growing, and Genzyme expects that new indications for the product and new formulations under development will contribute to the growth of the product and the company over the long term.

Sales of Sepra™ products were $17.0 million, 13 percent greater than $15.1 million in the third quarter a year ago.

Within the Transplant area, combined sales of Thymoglobulin®  (anti-thymocyte globulin, rabbit) and Lymphoglobuline®  (anti-thymocyte globulin, equine) increased 14 percent in the third quarter to $32.4 million, up from $28.3 million during the same period last year.  These products are used in conjunction with immunosuppressant drugs to treat acute rejection in renal transplant procedures.

Total revenue for the Diagnostics/Genetics business increased to $84.7 million in the third quarter, up 9 percent compared with $77.6 million in last year’s third quarter.  Genzyme expects its diagnostic testing business to play an increasingly important role in the development of targeted therapeutics, an emphasis that will particularly help distinguish the company in the oncology field.  Genzyme recently launched a new laboratory test for epidermal growth factor receptor (EGFR) mutations associated with non-small cell lung cancer.  The test is designed to identify patients likely to respond to treatments for this disease.  It also introduced a new test to detect very low levels of disease in patients with B-cell chronic lymphocytic leukemia, the first test it has launched to complement Campath® (alemtuzumab).   In addition, Genzyme is working to launch a new test this year to identify gene mutations believed to be associated with drug resistance to Gleevec® (imatinib mesylate), the current first-line therapy for patients with chronic myeloid leukemia.

Other revenue—including oncology revenue, sales of pharmaceutical intermediates, and royalties from the sale of WelChol® (colesevelam hydrochloride)—was $37.6 million, compared with $17.9 million in the third quarter last year.

Oncology revenue was $12.2 million and includes profits and royalties from Campath, which is marketed by Schering AG and its U.S. affiliate Berlex; sales of Clolar™ (clofarabine) for intravenous infusion; and R&D revenue.

Expenses

Selling, general and administrative expenses in the third quarter increased approximately in line with revenue growth.  SG&A spending rose to $202.0 million (or 29 percent of revenue), compared with $147.9 million (or 26 percent of revenue) in the third quarter last year, reflecting the addition or expansion of sales and marketing organizations for Hectorol, Clolar and Synvisc.

Research and development spending was $128.0 million (or 18 percent of revenue) in the third quarter, up from $92.2 million (or 16 percent of revenue) in the same period last year.  During the quarter, Genzyme made excellent progress in advancing programs in its late-stage pipeline.   Highlights include the following:

•      Regulatory action is expected in the next few months on the European and U.S. marketing applications for Myozyme, which could lead to product approval and launch early next year.  Genzyme is currently engaged in a broad range of activities to prepare for the product’s introduction.  Myozyme has been developed for the treatment of Pompe disease, a debilitating, progressive and often fatal muscular disorder.  The company recently began a clinical study involving patients with late-onset Pompe disease to provide further support for Myozyme’s use.

•      Genzyme and Schering AG Germany are planning to initiate a Phase 3 clinical trial in the first half of next year evaluating Campath (alemtuzumab) for the treatment of multiple sclerosis.  Results from an interim analysis of the Phase 2 trial were highly encouraging, and the companies are working with clinical investigators and regulatory authorities to ensure that a comprehensive program is in place to manage patient safety in both the ongoing Phase 2 and planned

Phase 3 studies.  The interim analysis, which was conducted after all patients had completed one year of treatment, showed a large treatment effect in favor of alemtuzumab in comparison with Rebif® (interferon beta-1a) on both co-primary endpoints:  the rate of relapse of MS symptoms and the time to progression of clinically significant disability.  Review of the data also showed that three confirmed cases of severe idiopathic thrombocytopenic purpura (ITP) occurred in the trial.  ITP is a condition in which patients experience a low platelet count that can result in abnormal bleeding.  ITP can be detected by a routine blood test, and there are well-established medical management strategies.  Campath continues to be available in its current labeled indication for the treatment of B-cell chronic lymphocytic leukemia.

•      Patient enrollment has resumed in the Phase 3 study of tolevamer, a novel non-absorbed polymer therapy that could be the first non-antibiotic treatment for Clostridium difficile-associated diarrhea (CDAD).  Enrollment in the trial had been interrupted briefly while a substitute source of a comparator product was obtained.  The interruption is not expected to affect the trial’s timelines.  CDAD is a widespread problem among hospitalized patients.  More than 400,000 cases occur annually in the United States alone, resulting in prolonged hospitalization and approximately 5,000 deaths.

•      Enrollment continues in the pivotal trial of hylastan, a next-generation viscosupplementation product under development for the treatment of osteoarthritis. Hylastan could potentially require fewer injections than existing treatments.  It is currently being studied for the treatment of osteoarthritis pain.  Genzyme has also completed enrollment in several studies to extend the use of Synvisc, exploring the product’s use in relieving osteoarthritis pain in the hip, shoulder and ankle.

•      Genzyme is conducting several clinical studies to support marketing approval of sevelamer carbonate tablets, a potential next-generation phosphate binder.  Enrollment has been completed in a trial evaluating the product’s equivalence to sevelamer hydrochloride for patients with end-stage renal disease.  Enrollment will soon begin in a study evaluating the product’s potential to benefit patients with chronic kidney disease, a significantly larger population.

•      Enrollment is scheduled to begin in the first quarter of 2006 in the Phase 2 study evaluating the small molecule GENZ-11268 for the treatment of Gaucher disease.  Genzyme previously completed a Phase 1 study involving healthy volunteers.  GENZ-11268 has the potential to be applicable across a range of lysosomal storage disorders in addition to Gaucher disease.

•      Dyax Corp. and Genzyme are preparing to initiate a Phase 3 study of DX-88.  The partners are developing DX-88 for the treatment of hereditary angioedema (HAE), a debilitating and life-threatening inflammatory condition characterized by recurrent attacks of severe pain and swelling in the limbs, abdomen and larynx.  In the Phase 3 study, DX-88 will be administered by subcutaneous injection; in previous studies, it had primarily been administered by intravenous infusion.  A subcutaneously administered treatment offers advantages because it could potentially make it possible for patients to self-administer the product at the onset of an HAE attack.  A Phase 1 study of subcutaneous administration was successfully completed earlier this year, and most trial sites participating in the open-label Phase 2 study have converted to subcutaneous dosing.  At the American College of Allergy, Asthma & Immunology Conference on November 6, Dyax will present final results from the Phase 1 subcutaneous study and describe initial experience with subcutaneous administration in the open-label Phase 2 study.

•      Genzyme has taken several steps to address public calls for greater information about ongoing and completed clinical trials.  Specifically, the company has registered all of its active, company-sponsored Phase 2, 3 and 4 hypothesis-testing clinical trials on the National Institutes of Health Web site www.clinicaltrials.gov and is working to add this information to its own Web site.  Second, Genzyme is posting on its own Web site results from pivotal and post-marketing trials of its approved drugs and biologics. The site currently includes trial results for Genzyme’s therapies to treat lysosomal storage disorders and will be expanded to include results for additional products by year end.  These efforts are consistent with Genzyme’s support for greater transparency throughout the biotechnology and pharmaceutical industries regarding drug-development information.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Founded in 1981, Genzyme has grown from a small start-up to a diversified enterprise with more than 8,000 employees in locations spanning the globe and 2004 revenues of $2.2 billion. With many established products and services helping patients in more than 80 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune diseases, and diagnostic testing. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as heart disease and other areas of unmet medical need.

This press release contains forward-looking statements regarding Genzyme’s future performance and strategy, including statements regarding the expected timing of regulatory responses regarding Genzyme’s marketing application for Myozyme, as well as product approval and launch estimates; the anticipated progress of several clinical trials, including those for Myozyme, Campath MS, tolevamer, hylastan, Synvisc, sevelamer carbonate, GENZ-11268 and DX-88; the presentation and publication of results from the D-COR trial and additional data from the study and the timing thereof; the impact of Medicare Part D prescription drug benefits on Renagel; the intention to seek expanded Fabrazyme labeling; the receipt of U.S. regulatory approval for Thyrogen’s use in thyroid remnant ablation procedures and the timing thereof; intentions to pursue new indications and formulations of Synvisc and the impact on Genzyme’s long-term growth; expectations regarding the role of Genzyme’s diagnostic testing business; and the potential launch of a new test to identify drug resistance to Gleevec.  These risks and uncertainties include, among others, the ability to successfully complete preclinical and clinical development of our products and services, including Myozyme and diagnostic testing services; Genzyme’s ability to expand the use of current products in existing and new indications, including Synvisc, Fabrazyme and Thyrogen; Genzyme’s ability to obtain and maintain regulatory approvals for products and services; Genzyme’s ability to successfully identify and market to new patients; the scope of third-party reimbursement coverage for Genzyme’s products and services, including Medicare Part D; Genzyme’s ability to successfully expand its sales and marketing teams in existing and new markets; Genzyme’s ability to manufacture products and product candidates in a timely and cost effective manner; Genzyme’s ability to effectively manage inventory levels; changes in legislation and regulations affecting the sale of Genzyme’s products and services; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Factors Affecting Future Operating Results” in Genzyme’s Quarterly Report on Form 10-Q for the period ended June 30, 2005. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of October 18, 2005 and Genzyme undertakes no obligation to update or revise the statements.

This press release includes certain non-GAAP financial measures that involve adjustments to GAAP figures.  Genzyme believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Genzyme’s past financial performance and its prospects for the future.  The non-GAAP financial measures are included with the intent of providing both management and investors with a more complete understanding of underlying operational results and trends.  In addition, these non-GAAP financial measures are among the primary indicators Genzyme management uses for planning and forecasting purposes.  These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures.

Genzyme®, Renagel®, Hectorol®, Fabrazyme®, Cerezyme®, Thyrogen®, Synvisc®, Myozyme® , Aldurazyme® , Thymoglobulin® , Lymphoglobuline® and Campath® are registered trademarks and Sepra™ and Clolar™ are trademarks of Genzyme Corporation or its subsidiaries.  WelChol® is a registered trademark of Sankyo

Pharma Inc.  Gleevec® is a registered trademark of Novartis Pharmaceutical Corporation.  All rights reserved.

Conference Call Information

There will be a conference call today at 11:00 a.m. Eastern to discuss Genzyme Corporation’s financial results for the third quarter of 2005.  If you would like to participate in the call, please dial 706-679-8722.  This call will also be Webcast live on the investor events section of www.genzyme.com.  A replay of this call will be available from 2:30 p.m. Eastern today through midnight on October 25, 2005, by dialing 706-645-9291.  Please refer to reservation number 9257532.

Upcoming Events

Genzyme will announce its financial results for the fourth quarter of 2005 on February 15, 2006.  There will be a conference call to discuss these results at 11:00 a.m. Eastern.  If you would like to participate in the call, please dial 706-679-8722. This call will also be Webcast live on the investor events section of www.genzyme.com.  A replay of this call will be available by dialing 706-645-9291.  Please refer to reservation number 1549029.

# # #

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-703-797-1866 outside the United States.

GENZYME CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

Quarter Ended September 30, 2005

(Amounts in thousands, except per share data)

	Before Charges, Amortization, FIN 46 & EITF 04-8	Dilution Due to Contingently Convertible Debt (EITF 04-8)	Amortization	IPR&D	NON-GAAP Before Effect of FIN 46	Effect of FIN 46	GAAP As Reported
Income Statement Classification:

Total revenues	$708,063				$708,063		$708,063

Cost of products and services sold	$(152,708)				$(152,708)		$(152,708)

Selling, general and administrative	$(201,830)				$(201,830)	$(172)	$(202,002)

Research and development	$(120,834)				$(120,834)	$(7,166)	$(128,000)

Amortization of intangibles	$—		$(50,847)		$(50,847)		$(50,847)

Purchase of in-process research and development	$—			$(12,700)	$(12,700)		$(12,700)

Equity in income (loss) of equity method investments	$(2,728)				$(2,728)	$3,668	$940

Minority interest	$—				$—	$3,670	$3,670

Other	$(807)				$(807)		$(807)

Investment income	$8,073				$8,073		$8,073

Interest expense	$(6,749)				$(6,749)		$(6,749)

Summary:

Income (loss) before income taxes	$230,480	$—	$(50,847)	$(12,700)	$166,933	$—	$166,933

Provision for income taxes	$(69,991)	$—	$18,712	$—	$(51,279)	$—	$(51,279)

Net income allocated to Genzyme Stock	$160,489	$—	$(32,135)	$(12,700)	$115,654	$—	$115,654

Net income per share of Genzyme Stock:
Basic	$0.63	$—	$(0.13)	$(0.05)	$0.45	$—	$0.45

Diluted (1)	$0.61	$(0.01)	$(0.12)	$(0.05)	$0.43	$—	$0.43

Weighted average shares outstanding:
Basic	256,490	—	—	—	256,490	256,490	256,490

Diluted (1)	264,806	9,686	—	—	274,492	274,492	274,492

(1)   GAAP As-Reported diluted earnings per share and diluted weighted average shares outstanding reflect the adoption of EITF 04-8. In accordance with the provisions of EITF 04-8, interest and debt fees related to our 1.25% convertible senior notes of $1.9 million, net of tax, have been added back to net income and approximately 9.7 million shares have been added to diluted weighted average shares for purposes of computing GAAP As-Reported diluted earnings per share.

GENZYME CORPORATION (GENZ)

Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Total revenues	$708,063	$569,229	$2,006,151	$1,610,068

Operating costs and expenses:
Cost of products and services sold	152,708	154,859	444,051	424,689
Selling, general and administrative	202,002	147,886	580,226	443,956
Research and development	128,000	92,188	364,471	284,374
Amortization of intangibles	50,847	27,657	132,138	81,147
Purchase of in-process research and development (1)	12,700	—	22,200	—
Total operating costs and expenses	546,257	422,590	1,543,086	1,234,166
Operating income	161,806	146,639	463,065	375,902

Other income (expenses):
Equity in income (loss) of equity method investments	940	(4,362)	(1,195)	(12,467)
Minority interest	3,670	1,589	9,221	3,715
Gain (loss) on investments in equity securities	214	(2,706)	5,172	(2,282)
Other	(1,021)	(19)	(828)	(733)
Investment income	8,073	4,566	22,235	17,845
Interest expense (2)	(6,749)	(5,429)	(15,023)	(33,250)
Total other income (expenses)	5,127	(6,361)	19,582	(27,172)
Income before income taxes	166,933	140,278	482,647	348,730
Provision for income taxes	(51,279)	(42,479)	(147,804)	(104,861)
Net income	$115,654	$97,799	$334,843	$243,869

Net income per share of Genzyme Stock:
Basic	$0.45	$0.43	$1.32	$1.08

Diluted (3)	$0.43	$0.41	$1.26	$1.03

Weighted average shares outstanding:
Basic	256,490	228,156	253,499	226,815

Diluted (3)	274,492	244,406	270,823	242,413

(1)           Includes charges for the purchase of in-process research and development of $(12,700)K related to our acquisition of Bone Care International, Inc. in July 2005 and $(9,500)K related to our acquisition of Verigen AG in February 2005.

(2)           In June 2004, we completed the redemption of our 3% convertible subordinated debentures for cash, including $575.0 million in principal, accrued interest of approximately $0.8 million and $4.3 million in premium.  Interest expense for the nine months ended September 30, 2004 includes charges of $(4,313)K for the premium paid upon redemption and $(5,329)K to write off the unamortized debt fees associated with these debentures.

(3)           Reflects the retroactive application of the adoption of Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” or EITF 04-8.  As a result of the adoption of EITF 04-8, the 9,686K shares issuable upon conversion of our $690.0 million in principal of 1.25% convertible senior notes, which were issued in December 2003, are now included in diluted weighted average shares for purposes of computing diluted earnings per share, unless the effect would be anti-dilutive.  In accordance with EITF 04-8, interest and debt fees related to the notes of $1.9 million, net of tax, for both the three months ended September 30, 2005 and 2004 and $5.6 million, net of tax, for both the nine months ended September 30, 2005 and 2004 have been added back to net income and approximately 9.7 million shares have been added to diluted weighted average shares outstanding for all periods presented for purposes of computing diluted earnings per share.

GENZYME CORPORATION (GENZ)

Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	September 30,	December 31,
	2005	2004

Cash and all marketable securities	$950,342	$1,079,454
Other current assets	1,193,933	1,082,437
Property, plant and equipment, net	1,294,990	1,310,256
Intangibles, net	3,152,539	2,360,315
Other assets	212,674	236,959
Total assets	$6,804,478	$6,069,421

Current liabilities	$628,819	$624,398
Noncurrent liabilities	1,208,502	1,064,867
Stockholders’ equity	4,967,157	4,380,156
Total liabilities and stockholders’ equity	$6,804,478	$6,069,421

Genzyme General (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage amounts)

						Q3-05 vs. Q3-04			YTD
	Q3-04(1)	Q4-04(1)	Q1-05(1)	Q2-05(1)	Q3-05(1)	% B/(W)	FY 2003(1)	FY 2004(1)	09/30/05(1)
Total revenues:
Renal
Renagel phosphate binder (including Sevelamer)	$93,308	$99,272	$99,403	$100,847	$106,869	15%	$281,701	$363,720	$307,119
Hectorol	—	—	—	—	14,138		—	—	14,138
Other Renal	—	—	—	—	—		—	—	—
Total Renal product and service revenue	93,308	99,272	99,403	100,847	121,007	30%	281,701	363,720	321,257
Renal R&D revenue	—	—	—	—	—		—	—	—
Total Renal	93,308	99,272	99,403	100,847	121,007	30%	281,701	363,720	321,257

Therapeutics
Cerezyme enzyme	208,378	218,647	225,951	235,953	238,329	14%	733,817	839,366	700,233
Fabrazyme enzyme	57,996	63,918	70,026	74,424	79,076	36%	80,617	209,637	223,526
Thyrogen hormone	15,428	17,731	17,715	20,699	18,503	20%	43,438	63,454	56,917
Other Therapeutics	575	655	807	1,281	1,903	231%	1,802	2,462	3,991
Total Therapeutics product and service revenue	282,377	300,951	314,499	332,357	337,811	20%	859,674	1,114,919	984,667
Therapeutics R&D revenue	—	—	554	235	—		1	—	789
Total Therapeutics	282,377	300,951	315,053	332,592	337,811	20%	859,675	1,114,919	985,456

Transplant
Thymoglobulin/Lymphoglobuline	28,342	30,314	27,221	33,576	32,434	14%	29,953	108,928	93,231
Other Transplant	12,669	6,999	3,917	1,465	1,677	(87)%	14,367	42,125	7,059
Total Transplant product and service revenue	41,011	37,313	31,138	35,041	34,111	(17)%	44,320	151,053	100,290
Transplant R&D revenue	261	49	17	—	13	(95)%	—	310	30
Total Transplant	41,272	37,362	31,155	35,041	34,124	(17)%	44,320	151,363	100,320

Biosurgery
Synvisc viscosupplementation product and services	24,630	13,783	44,016	58,778	57,748	134%	55,579	88,296	160,542
Sepra products	15,085	16,771	16,652	17,099	17,025	13%	25,959	61,647	50,776
Other Biosurgery	16,814	13,533	14,250	16,395	18,028	7%	32,414	55,332	48,673
Total Biosurgery product and service revenue	56,529	44,087	74,918	92,272	92,801	64%	113,952	205,275	259,991
Biosurgery R&D revenue	227	1,391	134	9	1	(100)%	5,127	4,241	144
Total Biosurgery	56,756	45,478	75,052	92,281	92,802	64%	119,079	209,516	260,135

Diagnostics/Genetics
Diagnostic Products	21,667	23,001	26,866	22,121	25,302	17%	88,588	90,955	74,289
Genetic Testing	55,915	54,698	52,507	54,396	59,368	6%	102,147	188,166	166,271
Total Diagnostics/Genetics product and service revenue	77,582	77,699	79,373	76,517	84,670	9%	190,735	279,121	240,560
Diagnostics/Genetics R&D revenue	—	—	—	—	—		—	—	—
Total Diagnostics/Genetics	77,582	77,699	79,373	76,517	84,670	9%	190,735	279,121	240,560

Other
Other product and service revenue	15,935	27,332	24,496	26,348	33,050	107%	71,710	74,495	83,894
Other R&D revenue	1,999	2,983	5,417	4,513	4,599	130%	7,597	8,011	14,529
Total Other	17,934	30,315	29,913	30,861	37,649	110%	79,307	82,506	98,423
Total revenues	$569,229	$591,077	$629,949	$668,139	$708,063	24%	$1,574,817	$2,201,145	$2,006,151

Genzyme General (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage and per share amounts)

						Q3-05 vs. Q3-04			YTD
	Q3-04(1)	Q4-04(1)	Q1-05(1)	Q2-05(1)	Q3-05(1)	% B/(W)	FY 2003(1)	FY 2004(1)	09/30/05(1)
Revenues:
Total product and service revenue	$566,742	$586,654	$623,827	$663,382	$703,450	24%	$1,562,092	$2,188,583	$1,990,659
Total R&D revenue	2,487	4,423	6,122	4,757	4,613	85%	12,725	12,562	15,492
Total revenues	569,229	591,077	629,949	668,139	708,063	24%	1,574,817	2,201,145	2,006,151

Total product and service gross profit	411,883	422,757	477,734	518,132	550,742	34%	1,143,123	1,599,997	1,546,608

SG&A expense	147,886	155,432	181,839	196,385	202,002	(37)%	455,395	599,388	580,226

R&D expense	92,188	107,428	114,745	121,726	128,000	(39)%	295,725	391,802	364,471

Amortization of intangibles	27,657	28,326	41,186	40,105	50,847	(84)%	64,720	109,473	132,138

Purchase of in-process research and development (2)	—	254,520	9,500	—	12,700		158,000	254,520	22,200

Charges for impaired assets (3)	—	4,463	—	—	—		7,996	4,463	—

Operating income (loss)	146,639	(122,989)	136,586	164,673	161,806	10%	174,012	252,913	463,065

Other income (expenses):
Equity in income (loss) of equity method investments	(4,362)	(3,157)	(1,718)	(417)	940	122%	(16,743)	(15,624)	(1,195)
Minority interest	1,589	2,284	2,194	3,357	3,670	131%	2,232	5,999	9,221
Gain (loss) on investments in equity securities	(2,706)	1,030	141	4,817	214	108%	(1,201)	(1,252)	5,172
Gain on sale of product line (4)	—	—	—	—	—		1,709	—	—
Other	(19)	376	(60)	253	(1,021)	(5274)%	994	(357)	(828)
Investment income	4,566	6,399	6,618	7,544	8,073	77%	42,312	24,244	22,235
Interest expense (5)	(5,429)	(4,977)	(3,808)	(4,466)	(6,749)	(24)%	(22,380)	(38,227)	(15,023)

Income (loss) before income taxes	140,278	(121,034)	139,953	175,761	166,933	19%	180,935	227,696	482,647

Provision for income taxes	(42,479)	(36,308)	(44,395)	(52,130)	(51,279)	(21)%	(98,792)	(141,169)	(147,804)

Division net income (loss) before allocated tax benefits	97,799	(157,342)	95,558	123,631	115,654	18%	82,143	86,527	334,843

Allocated tax benefits	—	—	—	—	—		12,140	—	—

Net income (loss) allocated to Genzyme Stock (1)	$97,799	$(157,342)	$95,558	$123,631	$115,654	18%	$94,283	$86,527	$334,843

Net income (loss) per share of Genzyme Stock-diluted (1,6,7)	$0.41	$(0.68)	$0.36	$0.46	$0.43	5%	$0.42	$0.37	$1.26

Weighted average shares outstanding-diluted (6,7)	244,406	232,255	267,893	270,084	274,492	12%	225,976	234,318	270,823

Genzyme General (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage amounts)

	Q3-04(1)	Q4-04(1)	Q1-05(1)	Q2-05(1)	Q3-05(1)	FY 2003(1)	FY 2004(1)	YTD 09/30/05(1)
Total product and service revenue	$566,742	$586,654	$623,827	$663,382	$703,450	$1,562,092	$2,188,583	$1,990,659
As a% of total product and service revenue:
Renagel phosphate binder (including Sevelamer)	16%	17%	16%	15%	15%	18%	17%	15%
Hectorol	0%	0%	0%	0%	2%	0%	0%	1%
Cerezyme enzyme	37%	37%	36%	36%	34%	47%	38%	35%
Fabrazyme enzyme	10%	11%	11%	11%	11%	5%	9%	11%
Thyrogen hormone	3%	3%	3%	3%	3%	3%	3%	3%
Thymoglobulin/Lymphoglobuline	5%	5%	4%	5%	5%	2%	5%	5%
Synvisc viscosupplementation product and services	4%	3%	7%	9%	8%	3%	4%	8%
Sepra products	3%	3%	3%	3%	2%	2%	3%	3%
Diagnostics/Genetics	14%	13%	13%	11%	12%	12%	13%	12%
Other	8%	8%	7%	7%	8%	8%	8%	7%

Total product and service gross margin	73%	72%	77%	78%	78%	73%	73%	78%

Total revenues	$569,229	$591,077	$629,949	$668,139	$708,063	$1,574,817	$2,201,145	$2,006,151

SG&A expense as a% of total revenue	26%	26%	29%	29%	29%	29%	27%	29%
R&D expense as a% of total revenue	16%	18%	18%	18%	18%	19%	18%	18%
Operating income (loss) as a% of total revenue	26%	(21)%	22%	25%	23%	11%	11%	23%

Provision for income taxes as a% of profit (loss) before tax	30%	(30)%	32%	30%	31%	48%	62%	31%

Condensed Balance Sheet Information:	09/30/04 (8)	12/31/04 (8)	03/31/05 (8)	06/30/05 (8)	09/30/05 (8)	12/31/03 (8)	12/31/04 (8)	09/30/05 (8)
Cash and all marketable securities	$823,446	$1,079,454	$1,042,267	$1,638,481	$950,342	$1,227,460	$1,079,454	$950,342
Other current assets	992,019	1,082,437	1,077,182	1,084,917	1,193,933	909,490	1,082,437	1,193,933
Property, plant and equipment, net	1,231,775	1,310,256	1,297,802	1,275,087	1,294,990	1,151,133	1,310,256	1,294,990
Intangibles, net	1,669,358	2,360,315	2,466,938	2,447,344	3,152,539	1,517,791	2,360,315	3,152,539
Other assets	196,116	236,959	208,390	207,430	212,674	198,654	236,959	212,674
Total assets	$4,912,714	$6,069,421	$6,092,579	$6,653,259	$6,804,478	$5,004,528	$6,069,421	$6,804,478

Current liabilities	$526,189	$624,398	$519,445	$913,099	$628,819	$392,025	$624,398	$628,819
Noncurrent liabilities	1,073,694	1,064,867	1,054,506	1,041,186	1,208,502	1,676,091	1,064,867	1,208,502
Stockholders’ equity	3,312,831	4,380,156	4,518,628	4,698,974	4,967,157	2,936,412	4,380,156	4,967,157
Total liabilities and stockholders’ equity	$4,912,714	$6,069,421	$6,092,579	$6,653,259	$6,804,478	$5,004,528	$6,069,421	$6,804,478

Notes:

(1)           Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings to Genzyme Biosurgery and Genzyme Molecular Oncology.  From that date forward, all of our earnings are allocated to Genzyme General.  Earnings or losses allocated to Genzyme Biosurgery and Genzyme Molecular Oncology prior to July 1, 2003 remain allocated to those divisions and are not affected by the elimination of our tracking stock structure.

From July 1, 2003 through May 27, 2004, we referred to our outstanding series of common stock as Genzyme General Stock.  At our annual meeting of shareholders on May 27, 2004, our shareholders approved an amendment to our charter that eliminated the designation of separate series of common stock, resulting in 690,000,000 authorized shares of a single series of common stock, which we refer to as Genzyme Stock.

(2)           Includes charges for the purchase of in-process research and development of $(254,520)K related to our acquisition of ILEX Oncology, Inc. in December 2004, $(9,500)K related to our acquisition of Verigen AG in February 2005, $(12,700)K related to our acquisition of Bone Care International, Inc. in July 2005 and $(158,000)K related to our acquisition of SangStat Medical Corporation in September 2003.

(3)           Includes impairment charges of $(4,463)K recorded in December 2004 to write down the assets of a manufacturing facility in Oklahoma and $(7,996)K recorded in September 2003 to write down the assets of our FocalSeal business.

(4)           Represents the final adjustment to the net loss recorded on the sale of our cardiothoracic devices business to Teleflex Inc. in accordance with the sale agreement.  We recorded an estimated net loss of $(29,367)K in June 2003, which we allocated to Genzyme Biosurgery.  However, as a result of the elimination of our tracking stock capital structure effective July 1, 2003, the final adjustment to the net loss is allocated to Genzyme General.

(5)           In June 2004, we completed the redemption of our 3% convertible subordinated debentures for cash, including $575.0 million in principal, accrued interest of approximately $0.8 million and $4.3 million in premium. Interest expense for the year ended December 31, 2004 includes charges of $(4,313)K for the premium paid upon redemption and $(5,329)K to write off the unamortized debt fees associated with these debentures.

(6)           Reflects the retroactive application of the adoption of Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” or EITF 04-8.  As a result of the adoption of EITF 04-8, the 9,686K shares issuable upon conversion of our $690.0 million in principal of 1.25% convertible senior notes, which were issued in December 2003, are now included in diluted weighted average shares for purposes of computing diluted earnings per share, unless the effect would be anti-dilutive.

(7)           For all periods except Q4-04 and the year ended December 31, 2004, includes the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock, and the potentially dilutive effect of the assumed conversion of our 1.25% convertible senior notes.  Dilutive earnings per share for the year ended December 31, 2003 was not impacted by the adoption of EITF 04-8 because our convertible senior notes were only outstanding for a portion of the month in December 2003.

In Q4-04, excludes the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock, and the potentially dilutive effect of the assumed conversion of our 1.25% convertible senior notes because the effect would be anti-dilutive due to our net loss for the period.

For the year ended December 31, 2004, excludes the potentially dilutive effect of the assumed conversion of our convertible senior notes because the effect would be anti-dilutive.

(8)           Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating assets and liabilities to Genzyme Biosurgery and Genzyme Molecular Oncology.  From that date forward, all of our assets and liabilities are allocated to Genzyme General.